UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2018 (March 29, 2018)

MICRONET ENERTEC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35850	27-0016420
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

28 West Grand Avenue, Suite 3, Montvale, New Jersey	07645
(Address of principal executive offices)	(Zip Code)

(201) 225-0190

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

On March 29, 2018, Micronet Enertec Technologies, Inc. (the “Company”), and its subsidiary, Enertec Electronics Ltd., executed and closed on a Securities Purchase Agreement (the “Securities Purchase Agreement”) with YA II PN, Ltd. (the “Investor”), whereby the Company issued and sold to the Investor (1) certain Series A Convertible Debentures in the aggregate principal aggregate amount of $3.2 million (the “Series A Debentures”) and (2) a Series B Convertible Debenture in the principal aggregate amount of $1.8 million (the “Series B Debenture”). The Series A Debentures were issued in exchange for the cancellation and retirement of certain secured promissory notes issued by the Company to the Investor on October 28, 2016, December 22, 2016, June 8, 2017 and August 22, 2017 (or collectively, the “Prior Notes”), with a total outstanding aggregate principal amount of $3.2 million. The Series B Debenture was issued and sold for aggregate gross cash proceeds of $1.8 million. At the closing of the transactions contemplated by the Securities Purchase Agreement, the Company agreed to pay the Investor, or its designee, a commitment fee of $90,000, an extension fee of $50,000 relating to the prior extension of a previously issued secured promissory note issued on August 22, 2017, and $126,786.74 representing the accrued and unpaid interest on the Prior Notes.

Pursuant to the terms of the Securities Purchase Agreement, the Company agreed not to create, incur or assume any new indebtedness, liens or enter into a variable rate transaction, subject to certain exceptions, until the repayment of the Series B Debenture.

Pursuant to the terms of the Series A Debentures, the Investor may elect to convert the required payments due thereunder into the Company’s common stock at a fixed conversion price of $2.00 per share. In addition, the Company may, at its sole discretion, convert a required payment at a conversion price equal to 98.5% of the lowest daily volume weighted average price of the Company’s common stock during the ten consecutive trading days immediately preceding a conversion, provided that such price may not be less than $0.50. In addition, pursuant to a Series A Debentures, the Company agreed to pay the Investor $63,287 representing the remaining unpaid and accrued interest from one of the Prior Notes within 90 days.

Pursuant to the terms of the Series B Debenture, the Investor may elect to convert the required payments due thereunder into the Company’s common stock at a fixed conversion price of $4.00 per share. In addition, the Company may, at its sole discretion, convert a required payment at a conversion price equal to 98.5% of the lowest daily volume weighted average price during the ten consecutive trading days immediately preceding a conversion, provided that such price may not be less than $0.50.

Upon a change of control of the Company, the Investor may elect to convert the Series A Debentures and Series B Debenture at either the relevant fixed conversion price or the variable conversion price, at its sole discretion. Upon the occurrence of an Event of Default (as defined in the Series A Debentures and the Series B Debenture), all amounts payable may be due immediately and the Investor may elect to convert the Series A Debentures and the Series B Debenture at either the relevant fixed conversion price or the variable conversion price, at its sole discretion. The Series A Debentures and Series B Debenture are secured by a pledge of shares of Micronet Ltd. owned by Enertec Electronics Ltd.

The descriptions of the Securities Purchase Agreement, Series A Debentures and Series B Debenture are qualified in their entirety by reference to the complete text of the Securities Purchase Agreement, form of Series A Debenture and form of Series B Debenture, which have been filed with this Current Report on Form 8-K as Exhibits 10.1, 4.1 and 4.2, respectively, and are incorporated by reference herein.

Item 3.02.	Unregistered Sales of Equity Securities.

The Series A Debentures are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(9) thereof. The Series B Debenture is exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

In addition, pursuant to the terms of the Securities Purchase Agreement, the Company agreed to issue to the Investor a warrant to purchase 500,000 shares of the Company’s common stock at a purchase price of $2.00 per share, a warrant to purchase 200,000 shares of the Company’s common stock at a purchase price pf $3.00 per share and a warrant to purchase 112,500 shares of the Company’s common stock at a purchase price of $4.00 per share (collectively, the “Warrants”).

The Warrants are exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof. A copy of the form of Warrant is attached hereto as Exhibit 4.3 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Series A Debenture
4.2	Form of Series B Debenture
4.3	Form of Warrant
10.1	Securities Purchase Agreement, dated March 29, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRONET ENERTEC TECHNOLOGIES, INC.

Dated: April 4, 2018	By:	/s/ David Lucatz
Name: David Lucatz
Title: President and Chief Executive Officer

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